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                                                                    Exhibit 99.1


[NEF LOGO]


NEF Contact:                                             Counsel for Plaintiffs:
Peter Harrington                                         Barry Weprin, Esq
617-578-2729                                             212-594-5300






                      PROPOSED SETTLEMENT IN MULTI-DISTRICT
                                SALES LITIGATION




BOSTON, MA. - New England Financial and lead attorneys for plaintiffs and the class in a multi-district class-action lawsuit today (May 19) announced a proposed settlement of nationwide litigation involving alleged improper sales practices in connection with individual life insurance policies issued by the company. The class-action settlement, if approved by the court, covers some 600,000 current and former policyholders who purchased New England Financial products between January 1, 1983 and August 31, 1996. In resolving these cases, New England Financial does not acknowledge any legal wrongdoing.

The multi-district litigation, which consolidates 11 separate suits into a single settlement, has been pending for about four years in U.S. District Court in Boston.


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The total value to policyholders of the proposed settlement approximates $172 million, based on analysis provided by actuarial experts retained by the parties. The most common sort of relief policyholders will receive is additional insurance coverage for a period of time from 18 months up to 59 months. Reserves for the estimated cost of the settlement already have been established and are reflected in the company's present financial statements.

"What's satisfying about this settlement is that it provides our policyholders valuable benefits while easing the disappointment that the investment climate didn't allow us to meet some of their expectations," said James Benson, Chairman and Chief Executive Officer of New England Financial.

"I am gratified that after four years of hard fought litigation, we were able to achieve such a satisfying result for New England's policyholders," said Melvyn
I. Weiss, Lead Counsel for the Plaintiff's class.

The proposed settlement, similar to those entered into by other major life insurance companies facing comparable allegations, is comprised of two forms of relief.

         - The first is Settlement Death Benefits, which are available automatically at no cost to all class members who do not elect claim evaluation and which would provide a cash payment if the insured dies during the period the benefit is in effect. This relief is automatic and does not require class members to prove their case.


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         -   The second form of relief is Claim Evaluation, in which class members must submit documentation to a neutral claim evaluator showing that they have been harmed by actual misrepresentations. Successful claimants will receive compensation based on the strength of their claims.


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